IN THE CIRCUIT COURT FOR THE NINETEENTH JUDICIAL CIRCUIT, LAKE COUNTY, ILLINOIS

FILED

DEC 1 1 2020

Erin Cartwright Weinstein
CIRCUIT CLERK

MAMMOTH WEST CORPORATION, d/b/a MAMMOTH CORPORATION,

Plaintiff,

vs.

PotNetwork Holdings, Inc., *et al.*,

Defendants.

No. 17 CH 778

AGREED ORDER

This matter coming on to be heard on the joint motion of Plaintiff and Defendant for a fairness hearing approving the proposed Settlement and issuance of shares pursuant to 15 U.S.C. § 77c(a)(10) ["Section 3(a)(10)"], due notice having been given, the parties having appeared by their attorneys, Robert Donahue for the Plaintiff and Randall S. Goulding for the Defendants, and the Court being fully advised in the premises, the court FINDS:

1) the parties have reached a settlement with respect to all claims related to this action, where the settlement contemplates that PotNetwork Holdings, Inc. ("Company 1"), would, upon this Court's approval, issue shares of common stock to Mammoth West Corporation in exchange for the claims asserted by Mammoth West Corporation ("Mammoth") pursuant to Section 3(a)(10);

2) the parties have jointly moved that the Court enter this Order;

3) the Court was advised before the hearing that Company 1 will rely on the Section 3(a)(10) exemption based on the court's approval of the transaction;

4) the fairness hearing was:
   a) open to everyone to whom securities would be issued in the proposed exchange, specifically Mammoth;
   b) adequate notice was given to Mammoth;
   c) there were no improper impediments to Mammoth's appearance at the hearing
   d) Mammoth was represented at the fairness hearing;

5) the terms and conditions of PotNetwork Holdings, Inc., including specifically the exchange of the 28,000,000 shares for the claims asserted by Mammoth, are fair as contemplated by Section 3(a)(10) with the Court weighing the following factors in making its determination:

   (1) the recommendations of counsel; (2) the scope of the discovery record as an indicator of the adequacy of the investigation into the facts; (3) the apparent alternatives to the

settlement; (4) the nature and volume of responses from those receiving notice of the hearing; (5) the opportunity for direct participation in the process of obtaining full disclosure; and (6) a consideration of the value of the settlement compared to the possible results of litigation. *YA II PN, LTD. v. Taronis Technologies, Inc.* 435 F. Supp. 3d 622 (S.D.N.Y. 2020) (*Citing Cont'l Assur. Co. v. Macleod-Stedman, Inc.*, 694 F. Supp. 449, 468 (N.D. Ill. 1988).

6) the Court has been advised that the Court that the Parties will rely on the exemption contained in Section 3(a)(10);

7) the settlement represents a negotiated agreement between sophisticated commercial parties represented by competent counsel.

The Court, being fully advised in the premises ORDERS:

(a) The Court has conducted a Fairness hearing and has found that the proposed Settlement Agreement is fair after finding: (i) an exchange of securities (common shares of Company 1 stock) for claims asserted by Mammoth is contemplated by the Parties' Settlement Agreement; (ii) a hearing was held on the terms and conditions at which all persons to whom securities will be issued had the right to appear; and (iii) the Court has approved the terms as fair; and

(b) This Case is dismissed with prejudice and without costs subject to the Court's retaining jurisdiction of this cause for the sole purpose of enforcing the parties' settlement agreement.

Dated at Waukegan, Illinois this

11th day of December, 2020.

ENTER:

____
Judge

ORDER PREPARED BY:
Robert Donahue, Attorney at Law
ARDC No. 6224811
444 S Rand RD, Suite 205
Lake Zurich, IL 60047
(847) 540-5127
bob_donahue@me.com